UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 5, 2010

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 3.02.  Unregistered Sales of Equity Securities.

The information included in Item 5.02 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 5, 2010, the Board of Directors of Liquidmetal Technologies, Inc. (the “Company”) appointed Thomas Steipp to serve as the Company’s President and Chief Executive Officer.  Mr. Steipp was also appointed as a member of the Company’s Board of Directors.  As President and Chief Executive Officer, Mr. Steipp will be the Company’s principal executive officer.

Mr. Steipp, who is [60] years of age, previously served in various roles at Symmetricom, Inc. (NASDAQ: SYMM), a publicly traded provider of products for communications infrastructure and systems.  Before his retirement from Symmetricom in June 2009, Mr. Steipp served as Symmetricom’s Chief Executive Officer from December 1998 to June 2009, Chief Financial Officer from December 1998 to October 1999, and President and Chief Operating Officer of Telecom Solutions, a division of Symmetricom, from March 1998 to December 1998.  Mr. Steipp also served on Symmetricom’s Board of Directors from 1998 to 2009.  During his employment with Symmetricom, in addition to leading the 850-employee public company and directing its core values, Mr. Steipp recruited the senior executive team, worked to transform the company from a technology holding company into a telecommunications hardware focused company, served as the company’s spokesman in working with investors, implemented a new business model, worked to reduce operating expenses, and led acquisition activities.  Prior to joining Symmetricom, Mr. Steipp served as the Vice President and General Manager of Broadband Data Networks, a division of Scientific Atlanta, Inc., a transmission network supplier, from 1996 to 1998.  During his employment with Broadband Data Networks, Mr. Steipp had full profit and loss responsibility for the start-up of a new business unit, built a management team, modified existing business strategies, and implemented a phase review process for new product introduction.  Mr. Steipp has also served on the Board of Directors of Alpha and Omega Semiconductors Limited, a publicly traded designer, developer and global supplier of a broad range of power semiconductors, since November 2006.  Mr. Steipp received his B.S. in electrical engineering from the Air Force Academy and M.S. in industrial administration from Purdue University.

The Board of Directors believes that Mr. Steipp’s experience and background make him a qualified and valuable member of the Company’s Board of Directors.  In particular, Mr. Steipp’s experience and background in working with publicly traded, technology-based industrial products companies, recruiting executives, working with investors, implementing new business models, and leading acquisition activities make him a valuable resource for our Company.

Upon Mr. Steipp’s appointment as the Company’s President and Chief Executive Officer, Larry Buffington ceased to serve as the Company’s President and Chief Executive Officer, although Mr. Buffington will continue to serve as the Chief Executive Officer of the Company’s majority-owned Liquidmetal Coatings subsidiary.

In connection with Mr. Steipp’s appointment as the Company’s President and Chief Executive Officer, the Company and Mr. Steipp entered into an Employment Agreement, dated August 5, 2010, having a term of five years from the initial employment date (the “Employment Agreement”).  The Employment Agreement provides for an annual base salary of $300,000 plus bonuses at the discretion of the Company’s Board of Directors.  The Employment Agreement provides that the Company can terminate Mr. Steipp’s employment at any time and for any reason, provided that if his employment is terminated without “Cause” (as specifically defined in the agreement), then he will continue to be entitled to his base salary and health and welfare benefits for a period of twelve months after termination.  In the event that Mr. Steipp terminates his own employment within thirty days after a change in control of the Company, the Company will be obligated to pay him a lump-sum severance payment equal to his base salary for the remainder of the 5-year term.  The Employment Agreement provides that Mr. Steipp will not be entitled to any severance compensation if he voluntarily leaves the employment of the Company or is terminated for “Cause.”

In connection with the commencement of his employment and pursuant to a Restricted Stock Award Agreement dated August 5, 2010 (the “Restricted Stock Agreement”), Mr. Steipp was also granted an aggregate of 6.0 million restricted shares of the Company’s common stock, which stock will vest in one-fifth increments on each anniversary of his employment with the Company.  In the event that Mr. Steipp ceases to be employed by the Company prior to the fifth anniversary of his employment, he will forfeit any unvested shares unless he is terminated without “Cause” or unless he terminates his own employment within thirty days after a change in control of the Company.  The grant of common stock to Mr. Steipp under the Restricted Stock Agreement was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 thereunder (as Mr. Steipp is an “accredited investor” under Rule 506 and the grant was made without any form of general solicitation and with full access to any information requested by Mr. Steipp regarding the Company or the common stock).

The foregoing does not purport to be a complete description of the Employment Agreement and Restricted Stock Agreement and is qualified by reference to the full text of such agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2010.

Item 7.01.  Regulation FD Disclosure.

The Company has issued a press release, dated August 10, 2009, relating to the appointment of Thomas Steipp as President and Chief Executive Officer of the Company.  The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press release dated August 10, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Tony Chung
Tony Chung,
Chief Financial Officer

Date: August 10, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated August 10, 2010